Exhibit 99.3

FOR IMMEDIATE RELEASE:

CHINATEL CONSUMATES AN AMENDED AND RESTATED STOCK PURCHASE AGREEMENT WITH
ISAAC AND AN EXTENSION OF ITS PROMISSORY NOTE

SAN DIEGO, CA –May 12, 2010 – China Tel Group, Inc. (ChinaTel) (OTCBB: CHTL), a provider of high speed wireless broadband and telecommunications infrastructure engineering and construction services, today announced it has entered into an Amended and Restated Stock Purchase Agreement (SPA) with Isaac Organization, Inc. (Isaac) for up to $640 million in stock and warrants.  The SPA provides that ChinaTel will sell up to 49% of its Series A common stock in installment payments from Isaac of up to $15 million or more per month through December 2011, aggregating up to $320 million, including the $11 million already paid, and receive up to$320 million more should Isaac exercise its warrants received in consideration for the full payment of the purchase price for the Series A common stock.  ChinaTel will control the flow of investment by making regular funding requests to meet its deployment needs.  Once Isaac has invested $205 million, ChinaTel has the unilateral right to cease making funding requests if it determines it is in its best interests.

ChinaTel also announced it has secured an extension of the maturity date of its $191 million promissory note to Trussnet Capital Partners (HK), Ltd. (TCP) until December 31, 2011.

ChinaTel’s CEO, George Alvarez, explained: “The two contracts now better compliment each other.  Isaac is comfortable knowing ChinaTel will have the resources to repay its promissory note to Trussnet Capital Partners (HK) Ltd. in a timely manner.”

“We are extremely excited about finally completing a defined roadmap to ensure that we reach our destination.  With Isaac as our financial partner and working as a team, we are now focused and will be able to deploy the most extensive wireless broadband network in the world,” exclaimed Colin Tay, the President of ChinaTel.

About China Tel Group, Inc.
China Tel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high-speed wireless broadband and telecommunications infrastructure engineering and construction services.  ChinaTel is presently building, operating and deploying networks in Asia and South America: a 3.5GHz wireless broadband system in 29 cities across the People’s Republic of China (PRC) with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the high speed wireless broadband system; and a 2.5GHz wireless broadband system in cities across Peru with and for Perusat, S.A., a Peruvian company that holds a license to build high speed wireless broadband systems. ChinaTel’s vision remains clear: (i) to acquire and operate wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets.  www.ChinaTelGroup.com

About Isaac Organization
Isaac Organization, Inc. (Isaac) is a leading global private investment firm, with approximately $5 billion worth of projects under management across a family of funds.  Isaac invests in companies across a broad range of geographies, including the United States, Canada, China, Taiwan and South Korea.  Guided by a thorough approach to due diligence execution, research and market analysis, Isaac has found one financial truth to be inviolate: growth and real wealth happens over time and scrupulous due diligence.  Isaac’s various funds invest in commercial real estate buildings leased by several agencies of the United States federal government, as well as by hospitals, medical clinics and other industries, including technology, telecommunications and entertainment companies.  Isaac is also involved in urban development projects in Asia.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

Contacts:
Retail Investors
Tim Matula
ChinaTel Group, Inc.
Investor Relations
(Toll Free) 1-877-260-9170
investors@chinatelgroup.com